UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2016

Mast Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-32157	84-1318182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 500, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 552-0866

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2016, Mast Therapeutics, Inc. (the “Company”) entered into an Executive Severance Agreement with each of Brian M. Culley, the Company’s Chief Executive Officer, Brandi L. Roberts, the Company’s Chief Financial Officer, and R. Martin Emanuele, the Company’s Senior Vice President, Development (each, an “Executive,” and collectively, the “Executives”).  The new agreements replaced and superseded the Executives’ previous severance arrangements.

Pursuant to the Executive Severance Agreements, an Executive is eligible for the severance benefits provided therein in the event that (a) the Executive’s employment has been terminated due to an involuntary termination (as such term is defined in the agreement) or due to the Executive’s resignation for good reason (as such term is defined in the agreement), in either case, prior to or within 24 months after the effective date of a change in control (as such term is defined in the agreement) (any such event is referred to as a “Covered Termination”), and (b) the Executive (i) executes and delivers a general release of claims in favor of the Company, its subsidiaries, affiliates, successors and assigns, and its and their directors, officers, shareholders, employees and representatives, in a form acceptable to the Company (the “Release”) and the Release becomes effective no later than 60 days following the date of the Executive’s termination, (ii) complies with the terms of the Release (iii) resigns any other positions he or she holds with the Company, (iv) returns all Company property, and (v) complies with any confidentiality, non-disclosure, non-competition, non-solicitation, trade secret and/or assignment of inventions and other intellectual property provisions to which the Executive’s employment was subject.

In the event of a Covered Termination and the Executive’s compliance with the Release and other conditions described above, an Executive will be eligible for the following severance benefits:

•

An amount equal to 24 months (for Mr. Culley) or nine months (for the other Executives) of his or her base salary then in effect, payable in lump sum within ten business days of the effective date of the Release;

•

An amount equal to the premiums necessary to continue the health insurance coverage then in effect for the Executive and his or her covered dependents for 24 months (for Mr. Culley) or nine months (for the other Executives), payable in lump sum within ten business days of the effective date of the Release;

•

Accelerated vesting of stock options then held by the Executive such that each option becomes vested with respect to 25% (for Mr. Culley) or 18.75% (for the other Executives) of the number of shares that were subject to the option on its date of grant; provided that, in the event of a Covered Termination following a change in control in which the successor company assumed or substituted for the options, the options shall become fully vested; and

•

Extension of the exercise period for the vested portion of stock options then held by the Executive such that the vested portion of each option is exercisable any time after the Release becomes effective until the close of business on the last calendar day of the 12th (for Mr. Culley) or ninth (for the other Executives) full calendar month following the date of the Covered Termination; provided that, in the event of a Covered Termination following a change in control in which the successor company assumed or substituted for the option, the vested portion of each option shall be exercisable any time after the Release becomes effective until the close of business on the tenth anniversary of the date of grant of the option.

On March 23, 2016, the Company’s Retention and Severance Plan dated as of July 21, 2009 was terminated.  Mr. Culley was the only participant in such plan at the time of its termination.

On March 23, 2016, the Company’s Change in Control Severance Plan dated as of December 6, 2012 was amended to remove Ms. Roberts as a participant.

The Executive Severance Agreements between the Company and each of Mr. Culley, Ms. Roberts, and Dr. Emanuele are filed herewith as Exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference. The foregoing description of the Executive Severance Agreements does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index immediately following the signature page of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mast Therapeutics, Inc.

Date: March 25, 2016	By:	/s/ Brandi L. Roberts
Brandi L. Roberts
Chief Financial Officer and Senior Vice President

Exhibit Index

Exhibit Number	Description

10.1	Executive Severance Agreement, dated March 23, 2016, Mast Therapeutics, Inc. and Brian M. Culley
10.2	Executive Severance Agreement, dated March 23, 2016, Mast Therapeutics, Inc. and Brandi L. Roberts
10.3	Executive Severance Agreement, dated March 23, 2016, Mast Therapeutics, Inc. and R. Martin Emanuele